Exhibit 5.1

July 26, 2022

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

Ladies and Gentlemen:

We have acted as counsel for Enveric Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated July 22, 2022 ( the “Prospectus Supplement”), forming part of the registration statement on Form S-3, initially filed by the Company with the Securities and Exchange Commission on July 2, 2021, and declared effective on July 9, 2021 (the “Registration Statement”). The Prospectus Supplement relates to the proposed sale of (i) 116,500 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 258,500 shares of Common Stock (the “Pre-Funded Warrant Shares”, and together with the Shares and the Pre-Funded Warrants, the “Securities”), pursuant to that certain Securities Purchase Agreement, dated July 22, 2022, by and between the Company and the investor named therein (the “Registered Direct Securities Purchase Agreement”).

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Amended and Restated Certificate of Incorporation and bylaws, each as amended and/or restated to date (“Company Charter Documents”); (ii) certain resolutions of the Board of Directors of the Company approving the filing of the Registration Statement and Base Prospectus (as defined below) and certain other matters set forth therein; (iii) certain resolutions of the Pricing Committee of the Board of Directors of the Company related to the filing of the Prospectus Supplement, the authorization and issuance of the Securities and related matters; (iv) the Registration Statement, including the prospectus, and all exhibits thereto; (v) the Prospectus Supplement and the prospectus included in the Registration Statement dated July 9, 2021 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”); (vi) the Registered Direct Securities Purchase Agreement; (vii) a specimen of the Company’s Common Stock certificate; (viii) a certificate executed by an officer of the Company, dated as of the date hereof and (ix) such other corporate records of the Company, as we have deemed necessary or appropriate for the purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies; (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto; and (v) that all factual information on which we have relied was accurate and complete.

Enveric Biosciences, Inc.

July 26, 2022

We have also assumed that, at the time of the issuance of the Securities: (i) the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company referred to above will not have been modified or rescinded; (ii) the Company will receive consideration for the issuance of the Securities and that is at least equal to the par value of the Common Stock; (iii) the Registered Direct Securities Purchase Agreement will have been duly authorized and validly executed and delivered by the parties thereto (other than the Company) and will be enforceable obligations of the parties thereto (other than the Company); and (vi) all requirements of the General Corporation Law of the State of Delaware (the “DGCL”) and the Company Charter Documents will be complied with when the Shares are issued.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that:

(1) the Shares, upon payment and delivery in accordance with the Registered Direct Securities Purchase Agreement and the Prospectus, will be validly issued, fully paid and non-assessable;

(2) when the Pre-Funded Warrants have been duly executed by the Company and the Pre-Funded Warrants have been issued and sold pursuant to the Prospectus, against payment in full of the consideration payable therefor, the Pre-Funded Warrants will constitute valid and legally binding obligations of the Company; and

(3) the Pre-Funded Warrant Shares have been duly authorized and, upon the valid exercise in accordance with the terms of the Pre-Funded Warrants and payment in full of the consideration payable therefor, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus on the date hereof constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur. The opinions expressed herein are limited exclusively to the DGCL and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP